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                                                                    EXHIBIT 99.1

PROGRESS SOFTWARE COMPLETES ACQUISITION OF DATADIRECT

BEDFORD, Mass.--(BUSINESS WIRE)--Dec. 23, 2003--Progress Software Corporation (Nasdaq: PRGS), a supplier of leading technology to develop, deploy, integrate, and manage business applications, today announced the completion of its acquisition of substantially all the assets and certain subsidiaries of DataDirect Technologies Limited, a privately-held company specializing in standards-based data access components for software developers, for approximately $88 million in cash. The acquisition, which had been unanimously approved by the boards of directors of Progress Software and DataDirect Technologies, closed today following the completion of the usual regulatory approvals.

On December 5, Progress announced the signing of a definitive agreement to acquire DataDirect. With this acquisition, Progress adds DataDirect's customers to its established base of tens of thousands of customers and partners worldwide who use PSC technology to deliver the world's best business applications. DataDirect's products are embedded in the products of over 250 top software companies and the applications of thousands of large enterprises, including 96 of the Fortune 100.

About DataDirect Technologies

DataDirect Technologies is the leading provider of components for connecting software to relational and XML data. Using standards-based technology, DataDirect Technologies' components ensure consistent behavior and performance across diverse environments such as J2EE, .NET, Web and client/server. With the most comprehensive support for ODBC, JDBC, ADO.NET and XML, DataDirect Technologies helps developers bring software to market faster by speeding development, integration and deployment. For more information, please visit www.datadirect.com.

About Progress Software Corporation

Progress Software Corporation (PSC) (Nasdaq: PRGS) supplies industry-leading technologies for all aspects of the development, deployment, integration and management of business applications. PSC, headquartered in Bedford, MA, operates through the Progress Company, Sonic Software Corporation, PeerDirect Corporation, and DataDirect Technologies. PSC can be reached at www.progress.com or +1-781-280-4000.

Safe Harbor Statement

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: the receipt and shipment of new orders, the timely release of enhancements to the company's products, the growth rates of certain market segments, the positioning of the company's products in those market segments, market acceptance of the application service provider distribution model, variations in the demand for customer service and technical support, pricing pressures and the competitive environment in the software industry, business and consumer use of the Internet, and the company's ability to penetrate international markets and manage its international operations. The company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the company's business, please refer to the company's filings with the Securities and Exchange Commission.



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Progress and OpenEdge are trademarks of Progress Software Corporation in the
U.S. and other countries. Sonic Business Integration Suite is a trademark of Sonic Software Corporation in the U.S. PeerDirect is a trademark or registered trademark of PeerDirect Corporation in the U.S. and Canada. Any other trademarks or service marks contained herein are the property of their respective owners.

CONTACT: Progress Software Corporation Candace Clemens, 781-280-4101 cclemens@progress.com or Schwartz Communications, Inc. Avi Dines, 781-684-0770 progress@schwartz-pr.com SOURCE: Progress Software Corporation





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